Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations/Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
Web site address: www.cousinsproperties.com
COUSINS CHAIRMAN, CEO BELL TO RETIRE JULY 1
GELLERSTEDT ELECTED CEO
Atlanta — June 8, 2009 — Cousins Properties Incorporated (NYSE: CUZ) announced today the retirement of Chairman and Chief Executive Officer Thomas D. Bell, Jr., effective July 1. The Board of Directors elected President and Chief Operating Officer Larry L. Gellerstedt III to serve as CEO. Gellerstedt will retain the title of President.
The Board of Directors also elected S. Taylor Glover to serve as non-executive chairman of the board.
Bell has served as CEO of Cousins since January 2002 and chairman since December 2006. Among Bell’s many achievements during his tenure, he led the company as it sold nearly $3 billion in assets during the market’s peak resulting in special dividends totaling $12.62 per share.
“There is never a perfect time to leave a company as respected and admired as Cousins, but I’m confident that after seven and a half years as chief executive, the company is ready for new leadership and renewed energy,” Bell said.
“My decision to step aside now allows our extremely talented management team under the guidance of Larry to make important decisions that will prepare Cousins for the next phase of the real estate cycle.”
Gellerstedt, 53, joined Cousins Properties following the acquisition of his firm, The Gellerstedt Group, in June 2005. Gellerstedt served as chairman and chief executive officer of the Beers Construction Company from 1986 to 1998. In 1998, after the sale of Beers to Skanska USA, he was elected chairman and chief executive officer of American Business Products, a NYSE-listed manufacturer of packaging and printed office products. In 2000, Gellerstedt became president and chief operating officer of The Integral Group, a nationally known urban mixed-use development company. He went on to found The Gellerstedt Group in 2003.
“Tom Bell has been an extraordinary leader at Cousins and in our community,” Gellerstedt said. “What he has accomplished at the helm of Cousins during seven-plus years has been truly exceptional. All of us at Cousins have benefited greatly from his leadership and foresight and he will truly be missed. Just as it has for more than 50 years, our leadership team will continue to move Cousins forward, doing so with an unwavering commitment to our stakeholders, our communities and to excellence each day.”
Cousins founder and chairman emeritus Thomas G. Cousins added, “I would like to thank Tom Bell for his seven and a half years of service to both the company and the community. He has worked tirelessly at both. I commend him especially for creating a succession plan in which I have great confidence. I’ve known Larry Gellerstedt for years and have every confidence he will move the company ahead with focus and determination. He is a gifted leader and has my total support.”
Glover joined the Cousins Properties Board of Directors in February 2005. He is currently the president and chief executive officer of Turner Enterprises Inc.
About Cousins Properties
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
Certain matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk. These include, but are not limited to, general and local economic conditions (including the current general recession and state of the credit markets), local real estate conditions (including the overall condition of the residential markets), the activity of others developing competitive projects, the risks associated with development projects (such as delay, cost overruns and leasing/sales risk of new properties), the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, the Company’s ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the ability of the Company to close properties under contract and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The words “believes,” “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in any forward-looking statement are reasonable, the Company can give no assurance that these plans, intentions or expectations will be achieved. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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